Exhibit 10.1

November 18, 2016

David Liner

6709 Firestone Place

Lakewood Ranch, Florida 34202

Re:	Retirement Agreement and General Release

Dear David:

You have advised us of your decision to transition to retirement from Roper Technologies, Inc. (the “Company”). This letter when signed by you will constitute the full agreement between you and the Company on the terms of your retirement from employment (“Agreement”). By entering into this Agreement, neither you nor the Company makes any admission of any failing or wrongdoing. Rather, the parties have merely agreed to resolve amicably any existing or potential disputes arising out of your employment with the Company, provide for a smooth transition both for yourself and the Company and to provide for your eventual separation therefrom. In connection with your acceptance of this Agreement, you will be entitled to the following items:

1.            Effective December 1, 2016, your position with the Company will change to focus upon special projects at the direction of the Company’s Vice President and General Counsel; and you will not be an officer of the Company. Your new title will be Vice President - Legal Affairs, and you may work out of your home. You will be permitted to engage in outside activities not in conflict with the activities of the Company, including service on the Boards of other companies, provided such activities do not interfere with your responsibilities to the Company or violate the provisions set forth in paragraph 8 below. Your new monthly salary will be Thirty-Two Thousand, One Hundred Forty-Three Dollars ($32,143) per month commencing December 1, 2016, and payable, starting on the Company’s first payroll date thereafter, subject to normal and customary withholdings, including but not limited to tax withholdings. You agree to serve in this role through your Retirement Date, as defined below. You will retire from the Company and your employment with the Company will terminate on January 31, 2018 (“Retirement Date”). You will cease to earn vacation effective December 1, 2016.

2.            As of the Retirement Date, you shall no longer be eligible to participate in the Company’s group health and dental plans as an active employee participant and your Retirement Date shall be considered a “qualifying event” for purposes of triggering your right to continue your group health and dental insurance pursuant to federal law (commonly referred to as “COBRA”). Further, as of the Retirement Date, you shall no longer be eligible to participate in the Company’s non-qualified retirement plan. Upon your retirement, you will be provided a lump sum payment of $16,812 less applicable withholdings to assist with your COBRA premiums. Note your executive concierge health benefits will end effective April 1, 2017.

3.            You will continue to be entitled to receive your 2016 annual cash management bonus based upon Company performance at the same time other Company bonuses are paid, but in no event later than March 15, 2017. That bonus will equal to 100% of your base earnings in 2016, adjusted for the Company’s actual performance consistent with the terms of the applicable plan documents. After 2016, you will not participate in any Company bonus plans.

4.            In order to facilitate your continuing service to the Company until your Retirement Date, you shall retain your Company-issued laptop computer through the Retirement Date. Should you wish to retain your laptop computer thereafter, you may do so, though the full value of this benefit will be imputed to you as income and will be subject to all applicable tax withholdings. You agree that you will coordinate with the Company’s IT consultants to ensure that all Company data and confidential information is removed from the device should you retain it beyond the Retirement Date.

5.            As part of your continuation of employment until your Retirement Date, you will be eligible to vest in any equity awards that are scheduled to vest at any time prior to or on your Retirement Date. You will have until the earlier of January 31, 2021 or the date any particular option granted expires in accordance with its own terms to exercise any vested and unexpired stock options. After January 31, 2018, all unvested stock options will be cancelled.

6.            Except as stated in this Agreement, all other benefits, bonuses, and compensation end on the Retirement Date. However, this Agreement does not affect any existing vested rights that you may have in the Company’s bonus, deferred compensation, pension, retirement, and/or 401(k) plans. Benefits provided under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which is the law that regulates severance pay. This Agreement shall be construed, administered, and governed in a manner that affects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in a the imposition of additional tax under Code Section 409A. Although the Company shall use its best efforts to avoid the imposition of taxation, interest, and penalties under Code Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. As required by Code Section 409A and the regulatory and other guidance promulgated thereunder, all reimbursements provided in this Agreement shall be made such that the amount eligible for reimbursement during a calendar year will not affect the expenses eligible for reimbursement in another calendar year; and any reimbursement shall be paid to you no later than the last day of the calendar year following the calendar year in which the expense was incurred; and your right to reimbursements under this Agreement shall not be subject to liquidation or exchange for another benefit. Neither the Company nor its affiliates nor its or their directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by you or any other taxpayer as a result of this Agreement.

7.	(a) In consideration of the payments and benefits provided to you above, to which you are not otherwise entitled and the sufficiency of which you hereby acknowledge, you do, on behalf of yourself and your heirs, administrators, executors, and assigns, hereby fully, finally, and unconditionally release and forever discharge the Company and its parent, subsidiary, and affiliated entities and its and their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors, and assigns (collectively “Released Parties”), in their corporate, personal, and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys’ fees, suits, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, waivable and/or enforceable under any local, state, federal, or foreign common law, constitution, statute, or ordinance which arise from or relate to your employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties through the date you sign this Agreement. Specifically included in this release is a general release which releases the Released Parties from any claims, including without limitation claims under: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act, as amended (disability discrimination); (3) 42 U.S.C. § 1981 (race discrimination); (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624) (age discrimination); (5) 29 U.S.C. § 206(d)(1) (equal pay); (6) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) Employee Retirement Income Security Act of 1974, as amended; (10) the Occupational Safety and Health Act; (11) the Ledbetter Fair Pay Act; (12) the Family and Medical Leave Act; (13) the Genetic Information and Non-Discrimination Act; (14) the Uniformed Service Employment and Reemployment Rights Act; (15) the Worker Adjustment and Retraining Notification Act; and (16) other similar federal, state, and local anti-discrimination and other employment laws, including those of the State of Florida (including, without limitation, the Florida Civil Rights Act, Florida Whistleblower Protection Act, Florida Wage Discrimination Law, Florida Equal Pay Act, and the Florida Constitution). You further acknowledge that you are releasing, in addition to all other claims, any and all claims based on any retaliation, tort, whistle-blower, personal injury, defamation, invasion of privacy, retaliatory discharge, constructive discharge, or wrongful discharge theory; any and all claims based on any oral, written, or implied contract or on any contractual theory; any and all claims based on any public policy theory; any and all claims for severance pay, supplemental unemployment pay, or other separation pay; any and all claims related to the Company’s use of your image, likeness, or photograph; and any and all claims based on any other federal, state, or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits, and attorneys’ fees, costs, or expenses. Nothing in this Agreement and Release, however, is intended to waive your entitlement to vested benefits under any

401(k) plan or other benefit plan provided by the Company. Finally, the above release does not waive claims that you could make, if available, for unemployment compensation, workers’ compensation, or claims that cannot be released by private agreement. You agree, on or within ten (10) days following your Retirement Date, to execute and deliver to the Company a release (provided by the Company on or about your Retirement Date) containing the same language as set forth in this paragraph 7 and in paragraph 16 of this Agreement.

(b)       You further acknowledge and agree that you have not filed, assigned to others the right to file, reported, or provided information to a government agency, nor are there pending, any complaints, charges, or lawsuits by or on your behalf against the Company or any Released Party with any governmental agency or any court, except for any filings, reports or information you may have made or provided pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable whistleblower laws or regulations. Nothing herein is intended to or shall preclude you from filing a complaint and/or charge with any appropriate federal, state, or local government agency, reporting or providing information to said agency, or cooperating with said agency or participating or assisting in its investigation or proceeding; however, subject to Section 7(c), you understand and agree that you shall not be entitled to and expressly waive any right to personally recover against any Released Party in any action brought against any Released Party by any governmental agency, you give up the opportunity to obtain compensation, damages, or other forms of relief for yourself other than that provided in this Agreement, without regard as to who brought said complaint or charge and whether the compensation, damages, or other relief is recovered directly or indirectly on your behalf, and you understand and agree that this Agreement shall serve as a full and complete defense by the Company and the Released Parties to any such claims.

(c)       Nothing in this Agreement: (i) prohibits or shall be construed to prohibit you from reporting possible violations of law or regulation to any government agency or self-regulatory organization or from making other legally protected disclosures under applicable whistleblower laws or regulations (including pursuant to Section 21F of the Exchange Act), without notice to or consent from the Company; or (ii) prohibits or shall be construed to prohibit you from receiving a reward from the SEC pursuant to Section 21F of the Exchange Act and the regulations thereunder or, to the extent required by law, from another government agency pursuant to another applicable whistleblower law or regulation in connection therewith.

(d)       Notwithstanding the foregoing, your rights under the Indemnification Agreement, dated November 17, 2015, shall remain in full force and effect in accordance with its terms.

8.	Non-Competition and Non-Solicitation.

(a)       The Company. The Company is a global manufacturer and marketer of technology and industrial products.

(b)       Your Job Duties. You agree that your job duties during your tenure with the Company included the following: General Counsel.

(c)       Your Obligations. From the date hereof through the first anniversary of your Retirement Date, you agree that you will not perform the same or substantially the same job duties on behalf of a business or organization that competes with the Company. This non-competition covenant is limited to the following geographic area: United States. Furthermore, from the date hereof through the first anniversary of your Retirement Date, you agree that you will not encourage any Company employee to terminate his or her employment relationship with the Company. Notwithstanding the foregoing, you may serve as a professional reference for any Company employee.

(d)       Reasonableness. You hereby acknowledge and agree that: (i) the restrictions provided in this paragraph are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to you under this Agreement; and (ii) your ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

(e)       Injunctive Relief. You also recognize and agree that should you fail to comply with the restrictions set forth above regarding Non-Competition and/or Non-Solicitation, which restrictions you recognize are vital to the success of the Company’s business, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. Therefore, you agree that in the event of the breach or threatened breach by you of any of the terms and conditions of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court and to secure immediate temporary, preliminary, and permanent injunctive relief. In the event the enforceability of any of the covenants in this paragraph are challenged in court, the applicable time period as to such covenant shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired. You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete, and final dissolution of your employment relationship with the Company, and that, therefore, you have no automatic right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment, although it may voluntarily choose to do so.

9.            You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete, and final dissolution of your employment relationship with the Company, and that, therefore, you have no automatic right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment, although it may voluntarily choose to do so.

10.          You agree to return to the Company all of the Company’s property no later than the Retirement Date, including, without limit, any electronic or paper documents and records and copies thereof that you received or acquired during your employment containing confidential Company information and/or regarding the Company’s practices, procedures, trade secrets, customer lists, or product marketing, and that you will not use the same for your own purpose. You further agree to return to Greg Anderson any and all hard copies of any documents which are the subject of a document preservation notice or other legal hold and to notify Greg Anderson of the location of any electronic documents which are subject to a legal hold.

11.          When permitted by applicable law, you agree that in the event that you breach any of your obligations under this Agreement, the Company is entitled to stop any of the payments or other consideration to be provided to you pursuant to this Agreement and to recover any payments or other consideration already paid you. This includes, when allowed by applicable law the value of other benefits already paid to you pursuant to this Agreement prior to your proceeding with any claim in court against any of the Released Parties. You further agree that in the event of a breach by you, the Company shall be entitled to obtain any and all other relief provided by law or equity including the payment of its attorneys’ fees and costs.

12.          It is agreed that neither you nor the Company, nor any of its officers, directors, or employees, make any admission of any failing or wrongdoing or violation of any local, state, or federal law by entering into this Agreement, and that the parties have entered into this Agreement simply to resolve your employment relationship in an amicable manner and to assist you as you transition to retirement. While considering this Agreement and at all times thereafter, both parties agree to act in a professional manner. Nothing in this non-disparagement provision is intended to limit your ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation.

13.          You agree, upon reasonable notice, to advise and assist the Company and its counsel in preparing such operational, financial, and other reports, or other filings and documents, as the Company may reasonably request, and otherwise cooperate with the Company and its affiliates with any request for information. You also agree to assist the Company and its counsel in prosecuting or defending against any litigation, complaints, or claims against or involving the Company or its affiliates. The Company shall pay your necessary travel costs and expenses in the event it requires you to assist it under this Paragraph.

14.          You acknowledge and agree that this Agreement sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable, and that a court is authorized to amend the relevant provisions of the Agreement to carry out the intent of the parties to the extent legally permissible.

15.          Except for the Indemnification Agreement referred to above, any employment security agreement or change in control agreement, employment agreement (including your existing employment agreement dated July 21, 2005 as amended December 30, 2008), severance agreement or other agreement, policy, or practice relating to severance benefits or monies to be paid to you upon your termination from employment with the Company is expressly rendered null and void by this Agreement.

16.          You acknowledge and agree that: (i) you have been paid in full for all hours that you have worked through the date you sign this Agreement; (ii) it is your responsibility to make a timely report of any work related injury or illness and that you have reported to HR any work related injury or illness that occurred up to and including through your Retirement Date.

17.          The Company will continue to pay the lease payment and insurance on your Company provided vehicle through the balance of its current lease term, provided, however, that you shall be responsible for all operating costs relating to the vehicle, including, but not limited to, gas and maintenance. The Company will reimburse you for reasonable costs associated with your financial planning incurred through your Retirement Date, provided such reimbursable costs shall not exceed $10,000. Further, you shall be entitled to keep any travel credits in your name. Reimbursement or payment of any club dues and/or social memberships shall end effective November 30, 2016.

18.          Nothing contained in this Agreement shall restrict the Company's ability to seek recoupment of any form of compensation pursuant to the Company’s Compensation Recoupment Policy for executive officers or any such successor policy (the “Recoupment Policy”), and you hereby expressly agree to be subject to the Recoupment Policy notwithstanding your termination of employment; provided that the Recoupment Policy shall be applied to you in the same manner as it is applied to the senior executives of the Company including the compensation subject to such recoupment.

19.          You acknowledge and agree that the releases set forth above are in accordance with and shall be applicable to, without limitation, any claims under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, and that in accordance with these laws, you are hereby advised in writing to consult an attorney prior to accepting and executing this Agreement. You have twenty-one (21) days from your receipt of this letter to accept the terms of this Agreement. You may accept and execute this Agreement within those twenty-one (21) days. You agree that if you elect to sign this Agreement before the end of this twenty-one (21) day period, it is because you freely chose to do so after carefully considering its terms.

If you accept the terms of this Agreement, please date and sign this letter and return it to me. Once you execute this Agreement, you have seven (7) days in which to revoke in writing your acceptance by providing the same to me, and such revocation will render this Agreement null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh (7th) day, this Agreement shall be effective the day after the seven- (7-) day revocation period has elapsed (“Effective Date”).

Sincerely,

Greg Anderson

Vice President Human Resources

By signing this letter, I represent and warrant that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the termination thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had at least twenty-one (21) days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated:	, 2016	Name:	/s/ David Liner
David Liner